Exhibit 10.4

Date:	September 2, 2026

To:	Ribbon Acquisition Corp., a Cayman Islands exempted company (“RIBB”) and DRC Medicine Ltd., a Japanese corporation (“Target”).

Address:	Central Park Tower LaTour Shinjuku Room 3001, 6-15-1 Nishi Shinjuku, Shinjuku-ku, Tokyo 160-0023 Japan

From:	Meteora Select Trading Opportunities Master, LP ( “Seller”)

Re:	OTC Equity Prepaid Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller, RIBB and Target on the Trade Date specified below. The parties acknowledge and agree that any previously executed forward purchase confirmation and any previously executed subscription agreement, in each case among or between any of the parties in connection with the transactions contemplated hereby, have been terminated and cancelled and are void and of no further force or effect. The term “Counterparty” refers to RIBB until the Business Combination (as defined below), then to PubCo (as defined below), following the Business Combination. In connection with the transactions contemplated by the BCA (as defined below), DRC Medicine Inc., a Delaware corporation (“PubCo”), and the Target will engage in a share exchange pursuant to which the Target will become a wholly-owned subsidiary of PubCo (the “Share Exchange”); RIBB will de-register as a Cayman Islands exempted company and domesticate as a Delaware corporation (the “Domestication”); and, at the closing of the Business Combination, RIBB will merge with and into DRC Merger Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), with Merger Sub surviving the merger as a wholly-owned subsidiary of PubCo (the “Merger”; the Share Exchange, the Domestication, the Merger and the other transactions contemplated by the BCA, collectively, the “Business Combination”). Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a pricing date notice (the “Pricing Date Notice”) in the form of Schedule A hereto. In connection with the Transaction, Counterparty and Seller have entered into a Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”), pursuant to which Seller has agreed to subscribe for and purchase from Counterparty, as Additional Shares hereunder, a number of Shares up to the Maximum Number of Shares, less the number of Recycled Shares, at a per share price equal to the Initial Price. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notices, evidences a complete binding agreement between Seller, RIBB and Target as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. For the avoidance of doubt, no presentation, term sheet, email, model, or other pre-execution material—whether marked “for discussion purposes,” “illustrative,” or otherwise—shall be used to interpret, supplement, or contradict this Confirmation, and all such materials are expressly superseded.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	September 2, 2026

Pricing Date:	As specified in a Pricing Date Notice.

Effective Date:	One (T+2) Settlement Cycle following the Pricing Date.

Valuation Date:	Unless extended by mutual written consent, the date that is six (6) months after the date of the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Business Combination Agreement, dated as of June 30, 2025 (which may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among RIBB, PubCo, Merger Sub and the Target. Notwithstanding the foregoing, Seller may accelerate the Valuation Date upon the occurrence of a Delisting Event by delivering written notice to Counterparty (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Seller to Counterparty in accordance with this Confirmation.

VWAP Price:

For any scheduled trading day, the volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen “RIBB <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by the Calculation Agent.

Reset Price:	The Reset Price will initially be $10.00; provided that, from and after the thirty-first (31st) calendar day following the Closing Date, the Reset Price on any day shall equal the lower of (i) $10.00 and (ii) the volume weighted average price per Share over all Scheduled Trading Days in the calendar week immediately preceding the calendar week in which such day falls, as reported by Bloomberg L.P. (determined by the Calculation Agent in a manner consistent with “VWAP Price” above); provided, further, that the Reset Price shall in all cases remain subject to reduction upon (x) mutual written consent or (y) a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering, and following any Dilutive Offering Reset the Reset Price shall not thereafter exceed the reduced price established pursuant thereto.

Dilutive Offering Reset:

To the extent the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any Shares or any securities of the Counterparty or any of its respective subsidiaries (but for the avoidance of doubt, excluding any secondary transfers), which would entitle the holder thereof to acquire or sell on behalf of the Counterparty at any time Shares or other securities, including, without limitation, any debt, preferred stock, preference shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or other securities, at an effective price per share less than the then existing Reset Price (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date; provided that, for purposes of determining the “effective price per share” of any such warrant, option, convertible security, exchangeable security, right or other instrument that has a conversion price, exercise price, exchange price or purchase price that is variable, floating, resettable, or otherwise subject to adjustment (whether by reference to a market price, a discount to a market price, a future issuance, a reset event, a make-whole, a ratchet or any other formula or contingency), the effective price per share shall be deemed to be the lowest price per share at which such instrument could be converted, exercised, exchanged or purchased under its terms (after giving effect to all applicable discounts, resets, ratchets, make-whole adjustments and floors, but disregarding any maximum, ceiling or cap on the conversion, exercise or exchange price), determined without regard to whether the conditions to such lowest price have then occurred; provided that, without limiting the foregoing, a Dilutive Offering Reset (for the avoidance of doubt) shall not include (i) the grant, issuance or exercise of employee stock options or other equity awards under the Counterparty or PubCo’s equity compensation plans or Shares underlying warrants now outstanding or issued in connection with the Business Combination, (ii) Shares issued in connection with the Business Combination pursuant to the BCA, and (iii) other financings completed by Seller.

Seller:	Seller.

Buyer:	Counterparty.

Shares:	Prior to the closing of the Business Combination, Class A ordinary shares, par value $0.0001 per share, of Ribbon Acquisition Corp. (Ticker: “RIBB”) and, after the closing of the Business Combination, shares of common stock, par value $0.0001 per share, of PubCo.

Number of Shares:	The sum of (i) the number of Recycled Shares and (ii) the number of Additional Shares, but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction only as described under “Optional Early Termination.”

Maximum Number of Shares:	4,100,000 Shares (the “Purchased Amount”); upon the occurrence of a Dilutive Offering Reset, a number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. For the avoidance of doubt, any adjustment pursuant to a Dilutive Offering Reset shall only result in an increase to the Maximum Number of Shares.

Initial Price:	Equals the Per-Share Redemption Price (the “Redemption Price”) as defined in Article 1 of the Amended and Restated Memorandum and Articles of Association, adopted January 14, 2025, as amended from time to time (the “Articles of Association”).

Recycled Shares:

The number of Shares purchased by Seller from third parties (other than Counterparty) through a broker in the open market (other than through Counterparty); provided that Seller shall have irrevocably waived all redemption rights with respect to such Shares as provided below in the section captioned “Transactions by Seller in the Shares.” Seller shall specify the number of Recycled Shares (the “Number of Recycled Shares”) in the initial Pricing Date Notice. Following the closing of the Business Combination, Seller’s sales of Recycled Shares on any single trading day shall not exceed ten percent (10.0%) of the aggregate trading volume of the Shares on such trading day (the “Volume Limit”); provided that Counterparty may, in its sole discretion and by written notice to Seller, increase the Volume Limit.

Additional Shares:	The number of Shares (if any) subscribed for and purchased by Seller directly from Counterparty pursuant to the Subscription Agreement, at a per share price equal to the Initial Price; provided that the number of Additional Shares, together with the number of Recycled Shares, shall not exceed the Maximum Number of Shares; provided, further, that Seller shall not be required to purchase Additional Shares to the extent such purchase would cause Seller’s beneficial ownership of the Shares to exceed 9.9% of the total Shares outstanding immediately after giving effect to such issuance, unless Seller in its sole discretion waives such ownership limitation. Seller shall specify the number of Additional Shares (the “Number of Additional Shares”) in the initial Pricing Date Notice. Additional Shares shall be treated as Shares for all purposes of this Confirmation, including for purposes of the Prepayment Amount, Optional Early Termination, Valuation Date settlement and the Valuation Date Consideration.

Prepayment Amount:	A cash amount equal to the product of (i) the Number of Shares as set forth in a Pricing Date Notice and (ii) the Initial Price.

Prepayment:

Subject to Counterparty receiving a Pricing Date Notice, Counterparty will pay the Prepayment Amount by bank wire in immediately available funds to an account designated by Seller from (subject to the below exception) the Counterparty’s Trust Account maintained by Odyssey Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement units (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination; provided that the Prepayment Amount shall be reduced, on a dollar-for-dollar basis, by the aggregate purchase price paid by Seller to Counterparty under the Subscription Agreement in respect of the Additional Shares (such reduction, the “Subscription Netting”), it being understood that the Additional Shares shall be deemed prepaid by Seller through Seller’s funding of such purchase price under the Subscription Agreement.

Counterparty shall provide notice to (i) Counterparty’s trustee of the entrance into this Confirmation no later than one Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (ii) Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account one Local Business Day prior to the closing of the Business Combination itemizing the Prepayment Amount due to Seller; provided that Seller shall be invited and permitted to attend any closing call in connection with the Business Combination. No payments shall be made from the Trust Account prior to the Seller being paid the Prepayment Amount.

PIPE Subscription Agreement:

The Counterparty and Seller have entered into a subscription agreement for the purchase by Seller of the Additional Shares (the “Subscription Agreement”), and to the extent that Seller is unable to acquire all of the Additional Shares prior to the closing of the Business Combination, from time to time will enter into additional subscription agreement(s) for the purchase by Seller of the remaining Additional Shares. As of the date hereof, the Subscription Agreement is in full force and effect and is legal, valid and binding upon the Counterparty and, to the knowledge of the Counterparty, the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Seller shall purchase pursuant to the Subscription Agreement Additional Shares in an amount no less than the Maximum Number of Shares less the Recycled Shares; provided, however, that Seller shall not be required to purchase an amount of Additional Shares such that, following the issuance of such Additional Shares, its beneficial ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such issuance, unless Seller in its sole discretion waives such ownership limitation.

Registration of Additional Shares:

Within thirty calendar days following the Closing Date, PubCo shall file with the Securities and Exchange Commission (at PubCo’s sole cost and expense) a registration statement registering the resale of the Additional Shares (the “Registration Statement”), and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that PubCo shall have the Registration Statement declared effective within five Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review.

PubCo shall use its commercially reasonable efforts to cause the Registration Statement to remain effective with respect to Seller until the earliest to occur of (i) the date on which Seller ceases to hold any Additional Shares and (ii) the first date on which Seller can sell all of its Additional Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold (the earlier of clauses (i) and (ii), the “End Date”). PubCo will use its commercially reasonable efforts to (A) for so long as Seller holds Additional Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of PubCo under the Exchange Act to enable Seller to resell the Additional Shares pursuant to Rule 144, and (B) at the reasonable request of Seller, cause PubCo’s transfer agent to remove all restrictive legends from any Additional Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale.

Notwithstanding the foregoing, PubCo may delay or postpone filing of the Registration Statement, and from time to time require Seller not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if (A) PubCo determines in good faith that an amendment is needed to avoid a material misstatement or omission, (B) such filing or use would materially affect a bona fide business or financing transaction of PubCo or would require premature disclosure of information that would materially adversely affect PubCo, (C) in the good faith judgment of the majority of the members of PubCo’s board of directors, such filing, effectiveness or use would be seriously detrimental to PubCo, or (D) the majority of the board determines to delay or suspend filing or use in connection with SEC guidance directed at special purpose acquisition companies or related disclosure matters (each, a “Suspension Event”); provided, that (w) PubCo shall not delay filing or suspend use of the Registration Statement for more than sixty consecutive days or more than one hundred twenty total calendar days, or more than three times in any three hundred sixty day period, and (x) PubCo shall use commercially reasonable efforts to make the Registration Statement available for sale by Seller as soon as practicable thereafter.

PubCo shall, notwithstanding any termination of this Confirmation, indemnify, defend and hold harmless Seller, its officers, directors, members, managers, partners, agents and employees, and each person who controls Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”) arising out of or caused by or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus included therein (or any amendment or supplement thereto), or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, except in each case to the extent such Losses arise out of information furnished in writing to PubCo by or on behalf of Seller expressly for use therein.

Seller shall indemnify and hold harmless PubCo, its directors, officers, members, managers, partners, agents and employees, and each person who controls PubCo (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, contained in the Registration Statement or any prospectus included therein (or any amendment or supplement thereto), to the extent such Losses are based upon information regarding Seller furnished in writing to PubCo by or on behalf of Seller expressly for use therein. In no event shall the liability of Seller exceed the dollar amount of the net proceeds received by Seller upon the sale of the Additional Shares giving rise to such indemnification obligation.

Variable Obligation:	Not applicable.

Exchanges:	Nasdaq Stock Market LLC, New York Stock Exchange LLC or NYSE American LLC

Related Exchange(s):	All Exchanges

Payment Dates:	Following the Business Combination, the last day of each calendar month or, if such date is not a Local Business Day, the next following Local Business Day, until the Valuation Date.

Reimbursement of Legal Fees and Other Expenses:	Together with the Prepayment Amount, Counterparty shall pay to Seller an amount equal to (a) the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with this Transaction, not to exceed $80,000 in the aggregate and (b) expenses actually incurred in connection with the acquisition of the Recycled Shares. Any amount described in clause (a) that is not paid in cash together with the Prepayment Amount shall be payable by capitalization into the outstanding principal face amount of the Convertible Promissory Note designated DRCM-1 in an amount equal to one hundred fifty percent (150%) of the amount then owed, in accordance with Section 12.04 of the SEPA; amounts reimbursed under clause (a) and under Section 12.04 of the SEPA shall be without duplication.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Cash Settlement.

Settlement Amount:

A cash amount equal to (1) the Number of Shares as of the Valuation Date less the aggregate Terminated Shares, less the number of Unregistered Shares (as defined below), multiplied by (2) the volume weighted daily VWAP Price over the Valuation Period.

Shares which are set forth in Pricing Date Notices that are neither registered for resale under an effective resale Registration Statement nor transferable without restriction (whether by reason of holding period or otherwise) by Seller pursuant to Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (such Shares, the “Unregistered Shares”), will not be included in the calculation of the Settlement Amount.

Settlement Amount Adjustment:

A cash amount equal to the product of (1) the Maximum Number of Shares as of the Valuation Date multiplied by (2) $1.00. The Settlement Amount Adjustment shall be paid by Counterparty in cash, unless Seller and Counterparty mutually agree in writing prior to the Valuation Date that the Settlement Amount Adjustment may be paid in Shares.

Valuation Period:

The period commencing on the Valuation Date (or if the Valuation Date is not an Exchange Business Day, the first Exchange Business Day thereafter) and ending at 4:00 pm on the Exchange Business Day on which 10% of the total volume traded in the Shares over the period, excluding any volumes traded during the opening and closing auctions, has reached an amount equal to the Number of Shares outstanding as of the Valuation Date, less the number of Terminated Shares and Unregistered Shares.

Cash Settlement Payment Date:

The tenth Local Business Day immediately following the last day of the Valuation Period. For the avoidance of doubt, on the Cash Settlement Payment Date the Seller shall remit to the Counterparty an amount equal to the Settlement Amount and shall not otherwise be required to return to the Counterparty any of the Prepayment Amount, and the Counterparty shall remit to the Seller the Settlement Amount Adjustment. The Settlement Amount and the Settlement Amount Adjustment shall be netted against one another on the Cash Settlement Payment Date such that (x) if the Settlement Amount exceeds the Settlement Amount Adjustment, the Seller shall pay the Counterparty the net difference in cash, and (y) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty shall pay the Seller the net difference in cash.

Settlement Currency:	USD.

Excess Dividend Amount:	Ex Amount.

Optional Early Termination:	From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, any Share Consideration Shares sales or any other Shares, whether or not sold, which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (an “Early Termination Obligation”), provided that Seller shall pay the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms. The Early Termination Obligation shall be payable by Seller on the first Local Business Day following the date of delivery by Seller of the OET Notice. For the avoidance of doubt, no other amounts as may be set forth in Sections 16.1 and 18.1 of the Swap Definitions shall be due to Counterparty upon an Optional Early Termination. The payment date may be changed within a quarter at the mutual agreement of the parties.

Application of Shares to Note Obligations:

From time to time on any date following the Closing Date, Seller may, at its sole election, by written notice to Counterparty (each, an “Application Notice”), apply all or any portion of the amounts then outstanding under any Note (as defined below) against Recycled Shares and/or Additional Shares then included in the Number of Shares, at a price per Share (the “Application Price”) equal to the lower of (i) the Conversion Price (as defined in the applicable Note) then in effect and (ii) the purchase price per Share that would then be applicable to an Investor Notice under the SEPA (each as defined below). Each Application Notice shall specify the number of Shares so applied (such Shares, “Applied Shares”) and the aggregate amount applied against the Notes, which shall equal the product of the number of Applied Shares and the Application Price (the “Application Amount”).

Upon delivery of an Application Notice: (i) the Number of Shares shall be reduced by the number of Applied Shares with effect as of the date of such Application Notice; (ii) the Applied Shares shall be released from the Transaction and shall be held by Seller free and clear of all obligations under this Confirmation; (iii) the outstanding balance of the applicable Note(s) shall be reduced by the Application Amount, with no Payment Premium (as defined in the applicable Note) due in respect of amounts so applied; and (iv) no Early Termination Obligation or other amount shall be payable by Seller in respect of Applied Shares, the reduction of the Note balance pursuant to clause (iii) being in lieu thereof. Applied Shares shall not constitute Terminated Shares.

Applied Shares are outstanding Shares previously issued or purchased and are not issued by Counterparty upon such application, and shall not be counted against the Exchange Cap, the Registration Limitation, the Ownership Limitation, the Required Reserve Amount or the Commitment Amount, in each case under and as defined in the SEPA.

The application of Applied Shares shall not reduce the Maximum Number of Shares. Following any such application, Seller may subscribe for additional Additional Shares under the Subscription Agreement (or one or more further subscription agreements on substantially the same terms), in an aggregate number not exceeding, together with all Shares then included in the Number of Shares, the Maximum Number of Shares, notwithstanding any limitation in the Subscription Agreement measured by reference to Shares previously subscribed for thereunder. The purchase price for any such replacement Additional Shares shall be the Initial Price per Share and shall be deemed satisfied and prepaid in full by set-off against a corresponding additional Prepayment Amount deemed paid by Counterparty to Seller, such that no cash shall be payable by either party in respect of such subscription, and such Shares shall constitute Additional Shares for all purposes of this Confirmation.

As used herein: “SEPA” means the Standby Equity Purchase Agreement, dated as of September 2, 2026, between Counterparty and Seller, as amended, restated or supplemented from time to time; “Note” means each convertible promissory note issued pursuant to the SEPA (including the Convertible Promissory Note designated DRCM-1), as so amended; and “Investor Notice” has the meaning ascribed thereto in the SEPA.

Share Consideration:	In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) up to 50,000 (with such final amount to be determined by Seller in its sole discretion via written notice to Counterparty) and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by (i) replacing the reference therein to “10%” with “25%” and (ii) adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that neither any PIPE financing in connection with the Business Combination nor the Business Combination shall constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b) Failure to Deliver:	Not Applicable.

(c) Insolvency Filing:	Applicable.

(d) Hedging Disruption:	Not Applicable.

(e) Increased Cost of Hedging:	Not Applicable.

(f) Loss of Stock Borrow:	Not Applicable.

(g) Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party. When making any determination or calculation as “Determining Party”, Seller shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent or the Determining Party, the Disputing Party shall have the right to require that the Calculation Agent or the Determining Party, as applicable, have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one Local Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent” or “Substitute Determining Party,” as applicable). If the parties are unable to agree on a Substitute Calculation Agent or Substitute Determining Party, as applicable, within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Local Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent or Substitute Determining Party, as applicable. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent or Determining Party, as applicable, not later than the third Local Business Day following the Local Business Day on which the Calculation Agent or Determining Party, as applicable, notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent or Substitute Determining Party, as applicable, shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Local Business Day following the Substitute Calculation Agent’s or Substitute Determining Party’s, appointment, as applicable. The costs of such Substitute Calculation Agent or Substitute Determining Party, as applicable, shall be borne by (a) the Disputing Party if the Substitute Calculation Agent or Substitute Determining Party, as applicable, substantially agrees with the Calculation Agent or Determining Party, or (b) the non-Disputing Party if the Substitute Calculation Agent or Substitute Determining Party, as applicable, does not substantially agree with the Calculation Agent or Determining Party, as applicable. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent or Determining Party, as applicable, shall apply.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of:

Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable

Cross-Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger:	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Other Events of Early Termination	Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if the Business Combination does not close and the Shares are redeemed pursuant to a SPAC liquidation and Reimbursement, this Transaction shall automatically terminate as of the time when redemptions are first effected without any amounts or other obligations being owed by either party to the other hereunder except for the payment by Counterparty to Seller of any amounts owing pursuant to “Reimbursement of Legal Fees and Other Expenses” herein.

Termination Currency:	United States Dollars.

Additional Termination Events:	Will apply to Seller. The occurrence of any of the following events, and only these events, shall constitute an Additional Termination Event in respect of which Seller shall be the Affected Party.

(a) The BCA is terminated pursuant to its terms prior to the closing of the Business Combination;

(b) A material and uncured breach of the PIPE Subscription Agreement by Counterparty or Target; and

(c) If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by the Transaction.

Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if an Early Termination Date is designated as a result of an Additional Termination Event, then this Transaction will terminate as of such Early Termination Date without any amounts or other obligations being owed by either party to the other hereunder.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events.

Governing Law:	New York law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law).

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.	Each of Counterparty, Target and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction) as follows.

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction. Nothing in this Confirmation obligates Seller to sell Shares, to generate proceeds for Counterparty, to support the market price of the Shares, or to act for any purpose other than Seller’s own account. Seller acts solely as principal for its own account and is not an agent, fiduciary, or representative of Counterparty. Seller has no obligation to remit sale proceeds, account for trading activity, or disclose trading strategies except as expressly set forth herein. The parties agree that this Confirmation shall not be recharacterized as a financing arrangement, capital raise, agency relationship, or market support agreement, and no court shall imply obligations inconsistent with Seller’s express discretionary trading rights.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Tender Offer Rules. Counterparty, Target and Seller each acknowledge that the Transaction has been structured, and all activity in connection with the Transaction has been undertaken to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.

(e)	Authorization. The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(f)	Enforceability. The Transaction, including the Confirmation, when executed and delivered by each of the parties, will constitute the valid and legally binding obligation of each such party, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(g)	Compliance with Other Instruments and Law. The execution, delivery and performance of this Transaction, including the Confirmation, and the consummation of the Transaction, will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any applicable federal or state statute, rule or regulation, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the Transaction.

(h)

Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of Target or Counterparty, including RIBB or PubCo, following the closing of the Business Combination, as a result of the transactions contemplated hereunder.

2.	Counterparty represents and warrants to, and covenants and agrees with, Seller as of the date on which it enters into the Transaction, that:

(a)	Total Assets. RIBB has as of the date hereof, and expects to have as of the closing of the Business Combination, after giving effect to this transaction and other contemplated transactions, total assets of at least USD $5,000,001, which are, for the avoidance of doubt, measured on a consolidated basis. Additionally, Counterparty shall publicly disclose on a Form 8-K prior to the closing of the Business Combination the cash balance of the Trust Account available to pay redemptions, as of the business day immediately prior to the date of filing of such Form 8-K.

(b)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Prior debts (exclusive of any expenses, payables or liabilities incurred in the ordinary course of business) of Target and Counterparty have either been or will be satisfied or will be converted to shares of Counterparty as of the Closing Date. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business (ii) has not incurred and will not incur debts (exclusive of any expenses, payables or liabilities incurred in the ordinary course of business), and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) Counterparty would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime).

(d)	Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)	SEC Documents. The Counterparty shall comply with the Securities and Exchange Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K, Registration Statement on Form S-4, including any post-effective amendment thereof, proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller; provided that the filing date of the Form 8-K that initially announces the Transaction shall be filed at least two Local Business Days prior to the Closing Date.

(g)	Waiver. The Counterparty shall waive any violation of its “bulldog clause,” as set forth in Article 36.5(b)(ii) of the Articles of Association, and any other restrictions that would be caused by Seller entering into this Transaction.

(h)	Disclosure. The Counterparty agrees to comply with applicable SEC guidance in respect of disclosure and the Counterparty shall preview with Seller all public disclosure relating to the Transaction and shall consult with Seller to ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction and all material non-public information disclosed to Seller in connection with the Transaction, in form and substance reasonably acceptable to Seller, and shall be publicly filed no later than two Local Business Days prior to the Closing Date.

(i)	Listing. The Counterparty agrees to use its best efforts to maintain the listing of the PubCo Shares on a national securities exchange; provided that if the Pubco Shares cease to be listed on a national securities exchange or upon the filing of a Form 25 (and, in each case, if the Counterparty fails to relist on such national securities exchange or list on a different national securities exchange within 10 calendar days) (following such 10 calendar day period, each a “Delisting Event”), Seller may accelerate the Valuation Date under this Confirmation by delivering notice to the Counterparty and shall be entitled to the Legal Fees and Other Expenses, which shall be due and payable immediately following the Valuation Date.

(j)	Regulatory Filings. Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction.

(k)	Regulation M and Approvals. Counterparty is not on the Trade Date and agrees and covenants on behalf of itself and Target that it and Target will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not and shall cause Target to not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution.

(l)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(m)	Audit Confirmations. As requested by Seller and its auditors, Counterparty shall provide sufficient information for purposes of audit confirmations.

(n)	Lock-Up Provision. For the sake of clarity, the Shares underlying the Number of Shares shall not be subject to any lock-up.

3.	Seller represents and warrants to, and covenants and agrees with, Counterparty and Target as of the date on which it enters into the Transaction, that:

(a)	Regulatory Filings. Seller will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of the Recycled Shares and Additional Shares will be in compliance therewith.

(b)	Eligible Contract Participant. Seller is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(c)	Tax Characterization. Seller shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization, except to the extent otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign law.

(d)	Private Placement. Seller (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(e)	Shorting. Seller agrees not to effect any Short Sales in respect of the Shares prior to the earlier of (i) the Valuation Date and (ii) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

Transactions by Seller in the Shares

(a)	Seller hereby waives the redemption rights (“Redemption Rights”) set forth in the Articles of Association in connection with the Business Combination with respect to the Recycled Shares only during the term of this Confirmation. Subject to any restrictions set forth in this Confirmation, Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time.

(b)	Any Recycled Shares sold by Seller during the term of the Transaction and included on an OET Notice will cease to be included in the Number of Shares. Unless specified in an OET Notice, no sale of Shares by Seller shall terminate all or any portion of this Confirmation and provided that Seller complies with all of its other obligations hereunder nothing contained herein shall limit any of Seller’s purchases and sales of Shares.

(c)	An Optional Early Termination is a voluntary designation made by Seller solely for settlement purposes and shall not be construed as authorizing, restricting, or conditioning any sale of Shares.

Trust Account Waiver

Seller hereby waives any and all right, title and interest, or any claim of any kind they have or may have during the term of this Confirmation, in or to any monies held in the Counterparty’s Trust Account and agrees not to seek recourse against the Trust Account in each case, as a result of, or arising out of, this Transaction; provided, however, that nothing herein shall (x) serve to limit or prohibit Seller’s right to pursue a claim against the Counterparty for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Seller may have in the future against the Counterparty’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), (z) be deemed to limit Seller’s right, title, interest or claim to the Trust Account by virtue of such Seller’s record or beneficial ownership of securities of the Counterparty acquired by any means other than pursuant to this Transaction or (aa) serve to limit Seller’s redemption right with respect to any such securities of the Seller other than during the term of the Confirmation.

No Arrangements

Seller, Counterparty and Target each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller, Counterparty and Target with respect to any Shares or the Counterparty or Target, other than those set forth herein; (ii) Seller may hedge its risk under the Transaction in any way Seller determines (that does not otherwise violate the terms of this Confirmation), provided that Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty and Target will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty and Target will not seek to influence Seller with respect to the voting or disposition of any Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

Notice to Counterparty:

Ribbon Acquisition Corp.

Central Park Tower LaTour Shinjuku Room 3001

6-15-1 Nishi Shinjuku, Shinjuku-ku

Tokyo 160-0023 Japan

Attention: Angshuman (Bubai) Ghosh

Email: bubai.ghosh@ribbonacquisitioncorp.com

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC

1185 6th Avenue, Suite 304

New York, NY 10036

Attention: Cassi Olson, Esq.

Email: colson@celinelaw.com

Following the Closing of the Business Combination:

DRC Medicine Inc.

9 East Loockerman St., Suite 311

Dover, Kent, Delaware, 19901

Attention: Narumi Okazaki

Email: okazaki@drciyaku.co.jp

with a copy (which shall not constitute notice) to:

Woodbridge International Consulting Ltd.

9F, No. 73, Lequn 3rd. Rd.

Taipei 104, Taiwan

Attention: Lawrence Ong

Email: larry@woodbridge-int.com

Other Provisions.

(a)	Rule 10b-5.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under the federal securities laws, including without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan for trading securities. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including without limitation the prohibition on manipulative and deceptive devises under the Exchange Act and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than in connection with a Counterparty equity compensation program (e.g., to fund taxes in connection with vested RSUs)), promptly give Seller a written notice of such repurchase (a “Repurchase Notice”), if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by 0.10% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 0.10% less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty days, upon written request, each of such Indemnified Persons for any reasonable and documented legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Transfer or Assignment. The rights and duties under this Confirmation may be transferred, novated or assigned by Seller, in whole or in part, to any other party without the consent of Counterparty provided that (i) such assignee agrees in writing to be bound by all terms of this Confirmation, and (ii) Counterparty receives a fully executed copy of the assignment and novation agreement, if applicable. Furthermore, if at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit, if any applies (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting (other than on Schedule 13D or 13G) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Counterparty agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses (but not including financial losses to an Indemnified Person relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its or their terms), claims, damages and liabilities (or actions in respect thereof) expenses (including reasonable attorney’s fees), joint or several, incurred by or asserted against such Indemnified Person arising out of, in connection with, or relating to, and to reimburse, within thirty days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and the Counterparty or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction or other financing arrangements involving the Indemnified Person, whether directly with the Counterparty or for the ultimate benefit of the Counterparty, including the execution or delivery of this Confirmation or any other agreement for such financing arrangements, the performance by Counterparty of its obligations under the Transaction or any other agreement for such financing arrangements, any material breach of any covenant, representation or warranty made by Counterparty or Target in this Confirmation or the ISDA Form or any other agreement for such financing arrangements, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction or such other financing arrangements (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated , including any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Person for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Person shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Person’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Person or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”;

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Attorney and Other Fees. Subject to clause (d) Indemnification (above), in the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable and documented attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

(k) Right of First Refusal. For the period beginning upon the Trade Date and ending on the six-month anniversary of the Valuation Date, Seller shall have the right, but not the obligation, in its sole discretion, to invest on the terms offered to Seller by Counterparty up to 33% of any future debt, equity, derivative or any other kind of financing of Counterparty, as legally permitted (each a “Covered Financing”). Seller will be provided at least ten (10) business day notice to invest in any Covered Financing. For the avoidance of doubt, Covered Financings shall not include any Equity Line of Credit.

(l) Lock-Up Agreements. Counterparty agrees all lock-up agreements as described in the Form of Lock-Up Agreement referenced in Counterparty’s Amendment No. 3 to Form S-4 filed on June 12, 2026 have remained and will remain in place and have not been and will not be amended until the Valuation Date.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By:
Name:	Vikas Mittal
Title:	CIO/Managing Member of GP

Subscriber	Maximum Number of Shares	%
Meteora Select Trading Opportunities Master, LP	4,100,000	100.0%
Total	4,100,000	100.0%

Agreed and accepted by:

RIBBON ACQUISITION CORP.

By:
Name:	Angshuman (Bubai) Ghosh
Title:	Chairman and Chief Executive Officer

DRC MEDICINE LTD.

By:
Name:	Narumi Okazaki
Title:	President

JOINDER OF PUBCO

DRC Medicine Inc., a Delaware corporation (“PubCo”), hereby joins in and executes this Confirmation solely to acknowledge and agree that, effective upon the closing of the Business Combination, PubCo shall become, and shall be substituted for Ribbon Acquisition Corp. as, the “Counterparty” under this Confirmation, and shall assume and be bound by all of the rights, obligations and liabilities of the Counterparty hereunder in accordance with its terms.

DRC MEDICINE INC.

By:
Name:	Narumi Okazaki
Title:	Director

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date: [●], 2026

To: Ribbon Acquisition Corp. (“Counterparty”)

Address: Central Park Tower LaTour Shinjuku Room 3001, 6-15-1 Nishi Shinjuku, Shinjuku-ku, Tokyo 160-0023 Japan

Phone: +819085083462

From: Meteora Select Trading Opportunities Master, LP ( “Seller”)

Re: OTC Equity Prepaid Forward Transaction

1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of [●] (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date: [●], 2026

Number of Recycled Shares: [●]

Number of Additional Shares: [●]

Number of Shares: [●]